Exhibit 10.9

HMH HOLDING INC. 2026 LONG-TERM INCENTIVE PLAN

Restricted Stock Unit Award Agreement For [   ]

(this “Award Agreement”)

RECITALS

WHEREAS, HMH Holding B.V. (“HMH B.V.”), a wholly owned Subsidiary of HMH Holding Inc., (the “Company”) previously granted the individual named in this Award Agreement (the “Participant”) a phantom award pursuant to which, upon an “IPO” (as defined in the letter agreement governing such award (the “Phantom Award Letter”)), the Participant would become entitled to receive a number of shares of the resulting public entity, subject to the terms of the Phantom Award Letter;

WHEREAS, the effectiveness of the registration statement covering the initial public offering of the Class A common stock (the “Offering”) of the Company will constitute an “IPO” under the Phantom Award Letter; and

WHEREAS, this Award Agreement is hereby granted in replacement of the Phantom Award Letter in satisfaction of the Participant’s rights thereunder; provided, however, that certain terms of the Phantom Award Letter, which is attached hereto as Exhibit A, shall survive, continue to apply and form part of this Award Agreement, in accordance with the terms hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the mutual agreements, covenants and promises set forth herein and the mutual benefits to be gained by the performance of the terms hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms Used Herein; Acceptance and Acknowledgements; Restrictive Covenants.

a. Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the HMH Holding Inc. 2026 Long-Term Incentive Plan (the “Plan”).

b. Notwithstanding the foregoing, if any of the following defined terms from Annex I of the Phantom Award Letter have a corresponding definition in the Plan, the definition as set forth in Annex I of the Phantom Award Letter (and not the definition in the Plan) shall continue to apply with respect to this Award: “Affiliate,” “Bear,” “Change in Control,” “Company Group,” “Confidential Information,” “Person,” “Subsidiary” and “Titan;” provided, however, that references to “Company” in any such defined terms shall now refer to HMH Holding Inc.

c. The Participant acknowledges and agrees that the RSUs and PSUs granted herein fully satisfy any and all obligations of the Company and HMH B.V. to the Participant arising under or in connection with the Phantom Award Letter, including any rights to the phantom awards granted thereunder. The Participant further acknowledges that the Restrictive Covenants set forth in the Phantom Award Letter attached hereto as Exhibit A shall survive and continue to apply and form part of this Award Agreement and the Participant agrees that the Participant shall comply with such Restrictive Covenants. By accepting this Award, the Participant acknowledges that the RSUs and PSUs granted herein are subject to the terms of this Award, whether such terms are identical to, or vary from, the terms contained in the Phantom Award Letter.

d. If the Participant is located in a country other than the United States, additional provisions applicable to the Participant are set forth in the country specific addendum accompanying this Award Agreement. Such country specific addendum shall form part of this Award Agreement.

2. Grant. In satisfaction of the Participant’s rights under the Phantom Award Letter, the Committee of the Board of Directors of the Company has granted a total of [    ] Restricted Stock Units, with Dividend Equivalents as described in paragraph 3, to the individual named in this Award Agreement (the “Participant”) on [    ] (the “Grant Date”). Fifty percent (50%) of the total number of Restricted Stock Units will be subject to time-based vesting requirements (the “RSUs”) and fifty percent (50%) of the total number of Restricted Stock Units will be subject to performance-based vesting requirements (the “PSUs,” and together with the RSUs, the “Award”). Each RSU entitles the Participant to receive from the Company one share of Class A common stock of the Company, par value $0.01 per share (a “Share”), and each PSU entitles the Participant an opportunity to earn and receive from the Company up to two Shares, in each case, for which the restrictions set forth in paragraph 4 lapse in accordance with the terms of this Award, the Plan, any country specific addendums and any rules and procedures adopted by the Committee. The target number of PSUs (the “Target PSUs”), which is equal to fifty percent (50%) of the total number of Restricted Stock Units, is the number of PSUs that the Participant may earn if the Performance Condition is satisfied at the target level. The actual number of PSUs that the Participant may earn may be less than or more than the Target PSUs, depending upon actual performance and the service of the Participant, as specified in paragraph 4. The maximum number of Shares the Participant may earn with respect to the PSUs is equal to 200% of the Target PSUs. Shares may be adjusted or converted into other property or cash pursuant to the provisions of the Plan.

3. Dividend Equivalents. Beginning on the Grant Date and until such time as the restrictions lapse or the RSUs or PSUs, as applicable, are cancelled, whichever occurs first, the Company shall establish an amount to be paid to the Participant equal to the number of RSUs and maximum PSUs that can be earned subject to restriction times the per Share dividend payments, if any, made to stockholders of the Company’s Shares during such period (such amounts, “Dividend Equivalents”). The Company shall accumulate Dividend Equivalents and will pay the Participant an amount equal to the Dividend Equivalents accumulated and unpaid as of the date that restrictions lapse (without interest) upon the date the RSUs or PSUs, as applicable, are settled in accordance with paragraph 6. Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to RSUs or PSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the RSUs or the PSUs, as applicable. Dividend Equivalents will be paid in cash or in Shares, or in a combination of cash and Shares, as determined by the Committee in its discretion.

4. Lapse of Restrictions.

a. RSUs. One-third of the RSUs shall be immediately vested as of the Grant Date and, except as specified in paragraph 5, restrictions on one-third of the RSUs will lapse on each of September 1, 2026 and September 1, 2027 (each of the Grant Date, September 1, 2026 and September 1, 2027, a “Normal Restriction Lapse Date”), in each case, subject to the Participant remaining continuously employed by the Company or one of its Subsidiaries through such date. Any RSUs for which the restrictions have not lapsed as of the date the Participant ceases to be employed by the Company or one of its Subsidiaries, or that do not lapse in connection with the Participant ceasing to be employed by the Company or one of its Subsidiaries, shall be immediately cancelled upon the date the Participant ceases to be employed by the Company or one of its Subsidiaries.

b. PSUs. Except as specified in paragraph 5, restrictions on the PSUs will lapse to the extent that both the Service Condition has been satisfied and the Committee has certified that the Performance Condition has been satisfied (the date that the Committee certifies the level at which the Performance

Condition has been satisfied, the “Certification Date”). The Certification Date shall occur as soon as practicable, but not later than sixty (60) days, following the end of the Performance Period (as defined in Exhibit B hereto). Subject to paragraph 5, the “Service Condition” will be satisfied with respect to the PSUs only if the Participant has been continuously employed by the Company or one of its Subsidiaries through August 31, 2027, and the “Performance Condition” will be satisfied with respect to between 0% and 200% of the Target PSUs based on the attainment of the Performance Condition, in accordance with Exhibit B. Prior to the issuance of any Shares pursuant to paragraph 6, except as specified in this Award Agreement, the Committee shall certify the extent, if any, to which the Performance Condition was achieved. Any Target PSUs for which the Service Condition has not been satisfied as of the date the Participant ceases to be employed by the Company or one of its Subsidiaries, or that do not become satisfied in connection with the Participant ceasing to be employed by the Company or one of its Subsidiaries, shall be immediately cancelled upon the date the Participant ceases to be employed by the Company or one of its Subsidiaries. Any Target PSUs for which the Service Condition has been satisfied, or that become satisfied in connection with the Participant ceasing to be employed by the Company or one of its Subsidiaries, shall remain outstanding and eligible to vest based on the extent, if any, to which the Performance Condition are achieved or deemed satisfied, as appliable. Any PSUs that remain outstanding following the Participant ceasing to be employed by the Company or one of its Subsidiaries but that do not vest due to the Performance Condition failing to be achieved or deemed satisfied shall be immediately cancelled.

5. Change in Control of the Company. In the event of a Change in Control, (a) restrictions on the RSUs that have not theretofore been forfeited shall lapse and (b) the Service Condition shall be deemed fully satisfied and the Performance Condition shall be deemed satisfied at the target level of performance, in each case, with respect to the PSUs that have not theretofore been forfeited. The Award shall be settled in connection with the Change in Control.

6. Issuance and Withholding Tax. As soon as practicable, but in no event more than thirty (30) days, following, with respect to the RSUs, the Normal Restriction Lapse Date, or such earlier date the restrictions lapse, and with respect to the PSUs, the Certification Date, or such earlier date both the Service Condition and the Performance Condition are satisfied or deemed satisfied, the Company shall issue to the Participant such Shares with respect to the portion, if any, of the RSUs for which the restrictions lapse or the PSUs for which both the Service Condition and the Performance Condition are satisfied or deemed satisfied, in each case, in accordance with this Award Agreement. No later than the date as of which an amount with respect to the RSUs or PSUs, as applicable first becomes includable in the gross income of the Participant for applicable income tax purposes, the Participant shall pay to the Company or make arrangements satisfactory to the Company regarding payment of any federal, state, local or foreign taxes of any kind required or permitted to be withheld with respect to such amount, which may include (i) the Participant’s forfeiture or surrender of the right to require the Company to allot and issue, transfer or deliver Shares subject to such RSUs or PSUs, as applicable, or (ii) otherwise reducing the number of Shares to be issued and/or reacquiring a portion of such Shares.

7. Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, or terminate the RSUs or PSUs without the consent of the Participant; provided, however, that no such amendment, alteration or termination shall occur if reasonably likely to significantly diminish the rights of the Participant without the Participant’s consent; and provided further that no such consent shall be required with respect to any amendment, alteration or termination of the RSUs or PSUs if the Committee determines in its sole discretion that such amendment, alteration, or termination either (i) is required or advisable to satisfy or conform to any applicable law, regulation or accounting standard or (ii) is in accordance with paragraph 8. Notwithstanding the foregoing, no amendment of the RSUs or PSUs may be made that would cause the Participant to become subject to additional taxes under Section 409A of the Code (“Section 409A”). Also, the RSUs and PSUs shall be null and void to the extent the grant of RSUs or PSUs, as applicable, or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Participant.

8. Recoupment. Notwithstanding any other provision of this Award to the contrary, the RSUs and PSUs, any Shares issued in settlement of the RSUs and PSUs, and any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with any recoupment policy that the Company may adopt from time to time.

9. Plan Terms. All terms used in this Award have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request. This Award is subject to the terms of the Plan, which terms are incorporated by reference.

10. Data Privacy. The Company, the stock brokerage or other financial or administrative services firm designated by the Company (the “Stock Plan Administrator”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan will administer and maintain the data regarding the Plan, the participants and the awards granted to Participant. Participant authorizes the Company, the Stock Plan Administrator and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Employee Personal Data (as defined below), in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. The data administered and maintained by the Company, the Stock Plan Administrator and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan includes information that may be considered personal data, including Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, and any Shares or directorships held in the Company, and details of this Award or any other entitlement to Shares, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Employee Personal Data”). Participant further acknowledges that Participant understands that the countries to which Participant’s Employee Personal Data may be transferred may have data protection standards that are different than those in Participant’s home country and that offer a level of data protection that is less than that in Participant’s home country. Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s service status and career will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant the RSUs or PSUs or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan.

11. Repatriation; Compliance with Law. Participant agrees to repatriate all payments attributable to the Shares acquired under the Plan in accordance with applicable foreign exchange rules and regulations in Participant’s country of employment (and country of residence, if different). In addition, Participant agrees to take any and all actions, and consent to any and all actions taken by the Company and any of its Subsidiaries and affiliated companies, as may be required to allow the Company and any of its Subsidiaries and affiliated companies to comply with local laws, rules and/or regulations in Participant’s country of employment (and country of residence, if different). Finally, Participant agrees to take any and all actions as may be required to comply with Participant’s personal obligations under local laws, rules and/or regulations in Participant’s country of employment and country of residence, if different).

12. Electronic Delivery. Participant agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company and its Subsidiaries or affiliated companies may deliver in connection with this grant and any other grants offered by the Company, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. Electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or a website of the Company’s agent administering the Plan. By accepting this Award, Participant also hereby consents to participate in the Plan through such system, intranet, or website, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions.

13. Nontransferability. Except as specified in this Award Agreement, this Award and this Award Agreement are not transferable or assignable by Participant other than by will or the laws of descent and distribution or pursuant to a “qualified domestic relations order” as defined by the Code or Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or similar order.

14. Section 409A. This Award is intended to be exempt from or, to the extent not exempt from, compliant with Section 409A. To the extent applicable, the Plan and any award document governing an Award granted under the Plan (“Award Document”) shall be interpreted in accordance with Section 409A and interpretive guidance issued thereunder. Notwithstanding any contrary provision in the Plan or an Award Document, if the Committee determines that any provision of the Plan or an Award Document contravenes any regulations or guidance promulgated under Section 409A or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A, the Committee may modify or amend such provision of the Plan or Award Document without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority would contravene Section 409A.

15. Adjustments to Award. This Award is subject to adjustments pursuant to Section 4c of the Plan. In the event of any conflict or inconsistency between the Plan and any Award Document, the Award Document shall govern and the Plan shall be interpreted to minimize or eliminate any such conflict or inconsistency.

16. Entire Agreement. This Award, the Plan, country specific addendums and the rules and procedures adopted by the Committee contain all of the provisions applicable to the RSUs and PSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant; provided, however, that, notwithstanding anything herein to the contrary, if the Participant is or becomes party to an employment, severance, change in control or similar agreement or arrangement with the Company or another member of the Company Group and such agreement contains terms applicable to equity awards of the type granted by this Agreement that are more favorable to the Participant than the terms set forth in this Agreement, such more favorable terms shall control. Except as expressly incorporated herein, the terms of the Phantom Award Letter shall no longer apply.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Award Agreement as of the date set forth above.

HMH Holding Inc.	PARTICIPANT

By:

Name:	Name:

Title:

Exhibit A

Phantom Award Letter

See attached.

Exhibit B

Performance Condition

In accordance with the terms of the Phantom Award Letter, the PSUs may be earned based on the achievement of the Performance Condition, as described below.

The Performance Condition (the Company’s EBITDA growth) will be measured over the three-year period beginning on September 1, 2024 and ending on August 31, 2027 (the “Performance Period”) against the EBITDA growth of the below peer companies (the “Peer Group”). In the event a member of the Peer Group ceases to be a reasonable comparable, a suitable replacement may be added at the Committee’s discretion.

Peer Group:

Archrock, Inc.	KLX Energy Services Holdings, Inc	ProPetro Holding Corp.

Cactus, Inc	Kodiak Gas Services, Inc.	Ranger Energy Services, Inc.

Core Laboratories	Newpark Resources, Inc.	RPC, Inc.

Dril-Quip, Inc.	Nine Energy, Service, Inc.	TETRA Technologies, Inc

Forum Energy Technologies	NOV	USA Compression Partners, LP

Helix Energy Solutions Group, Inc.	Oil States International, Inc.

The percentage of the Target PSUs that vest shall be determined as follows:

Payout Level	Company Ranking in Peer Group	% of Target PSUs that shall Vest
Threshold	Top 75%	50%
Target	Top 50%	100%
Maximum	Top 5%	200%

If the Performance Condition is achieved at an amount that is at a point between two adjacent performance levels, the level at which the Performance Condition shall be earned and the number of PSUs that are earned shall be determined by straight line interpolation between such points. No PSUs shall be earned if the Performance Condition is not met at a level at least equal to Threshold.

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